Exhibit 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2003 OPERATING RESULTS

ALEXANDRIA, VA (January 21, 2004) — AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today its fourth quarter and full year 2003 operating results. Highlights follow:

Financial Results

Earnings per Share diluted (“EPS”) for the quarter ended December 31, 2003 was $1.36 compared to $0.91 for the comparable period of 2002, a per share increase of 49.5%. EPS for the year ended December 31, 2003 was $3.73 compared to $2.23 for the comparable period of 2002, a per share increase of 67.3%

The Company reports Funds from Operations attributable to common stockholders (“FFO”) in accordance with the standards established by NAREIT. FFO for the quarter and year ended December 31, 2003 was $0.81 and $3.27 per share (diluted), respectively. This compares to FFO of $0.75 and $3.55 per share (diluted) for the quarter and year ended December 31, 2002, respectively. NAREIT clarified the definition of FFO in 2003 to include impairment losses, and the 2002 amounts above reflect FFO under this clarified definition. For comparative purposes, FFO as originally reported in 2002 was $0.85 and $3.65 per share (diluted) for the quarter and year ended December 31, 2002, respectively.

Operating Results

For the Company, including discontinued operations, total revenue as compared to the same period of 2002 decreased $3,766,000 or 2.3%, to $157,530,000 for the quarter ended December 31, 2003 and decreased $6,590,000 or 1.0%, to $633,494,000 for the year ended December 31, 2003.

Established Communities rental revenue decreased 3.1%, operating expenses increased 1.7% and Net Operating Income (“NOI”) decreased 5.2% for the quarter ended December 31, 2003 as compared to the same period of 2002. Established Communities rental revenue decreased 4.3%, operating expenses increased 5.2% and NOI decreased 8.3% for the year ended December 31, 2003 as compared to the full year 2002.

Development Activity

During the fourth quarter 2003, the Company completed two development communities with an aggregate of 517 apartment homes for a Total Capital Cost of $98.1 million and began construction of three communities that, upon completion, are expected to contain an aggregate of 760 apartment homes for a Total Capital Cost of $218,500,000. One of these communities is expected to be financed under a joint venture structure, with the Company’s portion of the Total Capital Cost projected to be $30,000,000, including community-based tax-exempt debt.

Disposition Activity

During the fourth quarter 2003, the Company sold three communities for an aggregate sales price of $159,025,000, resulting in a gain as reported in accordance with Generally Accepted Accounting Principles

(“GAAP”) of $77,598,000, an Economic Gain of $62,049,000 and a weighted average Initial Year Market Cap Rate of 5.8%

For the full year 2003, the Company sold twelve communities for a gross sales price of approximately $453,900,000, including one community in which the Company held a 50% membership interest. In connection with its 2003 disposition activity, the Company recognized a GAAP gain of $183,204,000, realized an Economic Gain of $130,591,000, and achieved a weighted average Initial Year Market Cap Rate of 6.3%, an Unleveraged IRR of 15.0% and a weighted average Economic Gain as a percentage of Total Capital Cost of 41.1%

2004 Outlook

As noted in the Company’s initial 2004 financial outlook provided on December 18, 2003, the Company expects EPS (diluted) within a range of $0.36 to $0.40 for the first quarter of 2004 and $1.49 to $1.67 for the full year 2004. The Company expects Projected FFO per share (diluted) within a range of $0.75 to $0.79 for the first quarter of 2004 and $3.13 to $3.31 for the full year 2004.

Earnings Release and Attachments

In addition to this release, the Company also publishes a complete discussion of its fourth quarter and full year 2003 operating results (“the Full Release”) and Earnings Release Attachments (“the Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. The Full Release also includes information regarding dates and webcasts of future investor presentations. The Full Release and the Attachments are considered a part of this release and are available through the Company’s website at http://www.avalonbay.com/earnings and via e-mail distribution. The ability to access the Full Release and the Attachments on the Company’s website requires the Adobe Acrobat 5.0 Reader, which may be downloaded at http://www.adobe.com/products/acrobat/readstep.html.

Conference Call and Webcast

The Company will hold a conference call on January 22, 2004 at 1:00 PM Eastern Standard Time (EST) to review and answer appropriate questions about these results and projections, the Full Release and Attachments described above, and related matters. The domestic number to call to participate is 1-877-510-2397, and the international number to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 – Access Code: 4573066. A live webcast and an on-line playback of the conference call will also be available on the Company’s website at http://www.avalonbay.com/earnings.

Definitions and Reconciliations

The following Non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained on Attachment 1, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	Stabilized Operations
•	NOI
•	Economic Gain
•	Initial Year Market Cap Rate
•	Total Capital Cost
•	Unleveraged IRR

About AvalonBay Communities, Inc.

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 142 apartment communities containing 41,997 apartment homes in ten states and the District of Columbia, of which eleven communities are under construction and two communities are under reconstruction. AvalonBay is in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web Site at http://www.avalonbay.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of the words “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter or full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Attachment 1

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP) and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Effective January 1, 2003, the Company no longer adds back impairment losses when calculating FFO pursuant to NAREIT’s clarified FFO definition. As a result, FFO for both the quarter and the year ended December 31, 2002 have been reduced from amounts previously reported to reflect $6,800,000 or $0.10 per share (diluted) of asset impairment losses recognized in the fourth quarter of 2002. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2003	2002	2003	2002

Net income	$100,283	$66,842	$271,525	$173,618
Dividends attributable to preferred stock	(2,175)	(3,809)	(10,744)	(17,896)
Depreciation — real estate assets, including discontinued operations	38,774	37,513	150,706	141,659
Joint venture adjustments	198	355	(22,428)	1,321
Minority interest, including discontinued operations	216	386	1,263	1,601
Gain on sale of communities	(78,832)	(48,893)	(160,990)	(48,893)

FFO attributable to common stockholders	$58,464	$52,394	$229,332	$251,410

Average shares outstanding — diluted	72,227,335	69,905,410	70,203,467	70,674,211

EPS — diluted	$1.36	$0.91	$3.73	$2.23

FFO per common share — diluted	$0.81	$0.75	$3.27	$3.55

Projected FFO, as provided within this release in the Company’s outlook for 2004, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted)- Q1 04	$0.36	$0.40
Projected depreciation (real estate related)	0.51	0.56
Projected gain on sale of communities	(0.12)	(0.17)

Projected FFO per share (diluted) — Q1 04	$0.75	$0.79

Projected EPS (diluted) — Full Year 2004	$1.49	$1.67
Projected depreciation (real estate related)	2.16	2.20
Projected gain on sale of communities	(0.52)	(0.56)

Projected FFO per share (diluted) — Full Year 2004	$3.13	$3.31

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2003, Established Communities are communities that have Stabilized Operations as of January 1, 2002 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Stabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Full Year	Full Year
	2003	2002	2003	2003	2002

Net income	$100,283	$66,842	$57,387	$271,525	$173,618
Property management and other indirect operating expenses	8,536	8,054	7,577	31,167	30,551
Interest income	(805)	(964)	(852)	(3,440)	(3,978)
Interest expense	33,085	33,051	33,432	134,911	119,666
General and administrative expense	3,098	3,440	3,382	13,734	13,449
Joint venture income, minority interest and venture partner interest in profit-sharing	321	1,277	(23,266)	(22,848)	1,716
Depreciation expense	38,964	36,321	37,755	151,454	134,939
Impairment loss	—	6,800	—	—	6,800
Gain on sale of communities	(78,832)	(48,893)	(13,575)	(160,990)	(48,893)
Income from discontinued operations	(449)	(4,762)	(2,160)	(10,064)	(20,900)

NOI from continuing operations	$104,201	$101,166	$99,680	$405,449	$406,968

Established:
Northeast	$24,523	$26,350	$24,361	$100,016	$109,769
Mid-Atlantic	12,445	12,415	12,160	48,719	50,862
Midwest	2,180	2,396	2,028	8,553	10,269
Pacific NW	4,194	4,519	4,125	16,817	18,976
No. California	24,322	26,124	23,724	99,425	111,039
So. California	8,156	8,188	7,758	31,691	32,025

Total Established	75,820	79,992	74,156	305,221	332,940

Other Stabilized	14,128	12,953	14,184	54,889	46,019
Development/Redevelopment	13,692	7,921	11,161	44,142	25,692
Non-Allocated	561	300	179	1,197	2,317

NOI from continuing operations	$104,201	$101,166	$99,680	$405,449	$406,968

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Attachment 1 (continued)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is included in the table below (dollars in thousands):

		Accumulated
Gross Sales		Depreciation	Economic
Price	GAAP Gain	and Other	Gain

$453,900	$183,204	$52,613	$130,591

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved